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                                                                    EXHIBIT 3.6



                          KOLMAR LABORATORIES, INC.

                                   BY-LAWS
                         (As amended April 15, 1953)


                                  ARTICLE I

                                    Stock

1. Certificates of stock shall be issued in numerical order from the stock certificate book, shall be signed by the president and secretary, and sealed by the secretary with the corporate seal. A record of each certificate issued shall be kept on the stub thereof.

2. Transfers of stock shall be made only on the books of the company, and before a new certificate is issued the old certificate shall be surrendered for cancellation.

                                  ARTICLE II

                                 Stockholders

1. The Annual Meeting of the stockholders of this Corporation shall be held at the office of the Corporation in the City of Port Jervis, State of New York, on such date during the months of May and June of each year as the President may designate upon thirty days notice to the stockholders.

2. Special meetings of stockholders may be called at the office of the company at any time by resolution of the board of directors, or upon written request of the stockholders holding one-third of the outstanding stock.

3. Notice of special meetings of the stockholders shall be given in writing to each stockholder at least five days before such meeting.

4. A quorum at any meeting of the stockholders shall constitute a majority of the voting stock of the company, represented in person or by proxy.


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5.   The election of directors after the first election shall be held at the annual meeting of the stockholders. The election shall be by ballot, and each stockholder of record shall be entitled to cast one vote for each share of stock held by him.

6. The order of business at the annual meeting, and as nearly as possible at all other meetings of stockholders, shall be:

     1.   Calling of roll.

     2.   Proof of notice of meeting.

     3.   Reading and disposal of all unapproved minutes.

     4.   Annual reports of officers and committees.

     5.   Election of directors.

     6.   Unfinished business.

     7.   New business.

     8.   Adjournment.


                                 ARTICLE III

                                  Directors

1. Directors up to eleven in number shall be elected at the annual meting of shareholders to serve until the next succeeding annual meeting and until their successors shall have been elected and qualified. Directors need not be shareholders of the corporation. The Board of Directors may at any time that its total membership is less than eleven elect one or more persons to fill such vacancies which persons shall serve until the next succeeding annual shareholders' meeting and until his or their successors shall have been elected and qualified.

2. Stated meetings of the Board of Directors shall be held after reasonable notice to the members quarterly on such dates and at such times and places as may be directed by the President.


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3.   A majority of the directors in office shall constitute a quorum for the transaction of business.

4. Special meetings of the board may be called by the president on one day's notice by mail, or personally, to each director.

5. The board of directors shall have the management of the business of the company, and can, subject to the provisions of the statutes, of the articles of incorporation, and of these by-laws, exercise all such powers and do all such things as may be exercised or done by the corporation.

6. Officers of the company shall be elected by the board of directors each year. If any office becomes vacant during the year the board of directors shall fill the same for the unexpired term. The board of directors shall fix the compensation of all officers and agents of the company.

7. The order of business at any regular or special meeting of the directors shall be:

     1.   Reading and disposal of any unapproved minutes.

     2.   Reports of officers and committees.

     3.   Unfinished business.

     4.   New business.

     5.   Adjournment.

8. Every director and officer of the Corporation shall be indemnified by the Corporation against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any of them in connection with any civil or criminal suit or proceedings to which any of them may be made a party, or in which any of them may become involved, by reason of being or having been a director or officer of this corporation or any other corporation at the request of this corporation, to the extent that this corporation is permitted to so indemnify them by and subject to any limitations provided for in the corporation laws of the State of Delaware as constituted at the time of the commission or alleged commission of the act, acts, course of conduct or dealings by the director or officer


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which forms the basis of such suit or proceeding.  The foregoing right of indemnification shall be in addition to and not exclusive of all other rights to which such director or officer may be entitled.

                                  ARTICLE IV

                                   Officers

1. The Officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer; a President; one or more Vice-President; a Secretary; one or more Assistant Secretaries; a Treasurer; and one or more Assistant Treasurers none of whom need be a member of the Board of Directors. In addition, the Board may elect from among its members a Chairman of the Board and one or more Vice-Chairman.

2. The Chief Executive Officer shall be chief executive officer of the Corporation. If he is a member of the Board of Directors, he shall preside at all meetings of the Shareholders and Board of Directors in the absence of the Chairman of the Board. He shall be responsible for conducting the business with the objective of providing maximum profit and return on invested capital; establishing current and long-range objectives, plans, and policies subject to the approval of the Board of Directors; and representing the company with its major customers, the financial community and the public.

3. The President shall, if he is a member of the Board of Directors, preside at all meetings of the Shareholders and Board of Directors in the absence of the Chairman of the Board and Chief Executive Officer. He shall direct, administer and coordinate the activities of the Corporation in accordance with policies, goals and objectives established by the Chief Executive Officer and the Board of Directors. He shall assist the Chief Executive Officer in the development of corporate operations, personnel, financial performance and growth. He shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

4. The secretary shall countersign all deeds, leases and conveyances executed by the corporation, affix the seal of the corporation thereto and to such other papers as shall be required or directed to be sealed, shall keep a record of the proceedings of


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all meetings of the board of directors, and shall safely and systematically keep all books, papers, records and documents belonging to the corporation or in any ways pertaining to the business thereof, and shall make such reports and perform such other duties as are incident to his office or are properly required of him by the board of directors. In the absence or disability of the secretary the assistant secretary shall exercise all his functions.

5. The treasurer shall keep and account for all moneys, credit and property of any and every nature of the corporation which shall come into his hands, and keep a correct account of all moneys received and disbursed, and proper vouchers for moneys disbursed, and shall render such accounts, statements and inventories of moneys received and disbursed, and all money and property on hand, and generally of all matters pertaining to his office as shall be required by the board of directors. In the absence or disability of the treasurer, the assistant treasurer shall exercise all his functions.

6. In case of the absence of an officer of the company, or for any other reason that may seem sufficient to the board of directors, the board may delegate his powers and duties for the time being to any other officer or to any other director.

                                  ARTICLE V

                            Dividends and Finance

1. Dividends shall be declared out of the annual net profits of the corporation or out of its net assets in excess of its capital as determined pursuant and subject to the provisions of the General Corporation Law of the State of Delaware, at such times as the board of directors shall direct.

2. The moneys of the company shall be deposited in the name of the company, and at such banks as the board of directors shall designate, and shall be drawn in the manner provided by the board of directors.

                                  ARTICLE VI

                                     Seal


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     The board of directors shall provide a suitable seal containing the name of the company and the words "corporate seal," "Delaware," or other appropriate words, which seal shall be in charge of the secretary.

                                 ARTICLE VII

                               Waiver of Notice

     Any stockholder, director or officer, may waive any notice required to be given by these by-laws.

Amendments made:

5/6/60                             March 20, 1974
April 20, 1964                     September 18, 1974
March 7, 1968                      June 18, 1975
May 21, 1970                       December 16, 1975
November 12, 1970

Retyped October 5, 1993 /ket


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